EXHIBIT 8

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P.

c/o Clinton Group, Inc.

601 Lexington Avenue, 51st Floor

New York, New York 10022

November 4, 2013

Via Electronic Mail and FedEx

ValueVision Media, Inc. 6740 Shady Oak Road Eden Prairie, Minnesota 55344 Attention: Keith R. Stewart, Chief Executive Officer

Re:	Demand for a Special Meeting of Shareholders of ValueVision Media, Inc.

Dear Mr. Stewart:

As of the date hereof, Clinton Relational Opportunity Master Fund, L.P. ("Clinton" or the "Record Holder") is the beneficial owner of an aggregate of 5,301,445 shares of common stock, par value $0.01 per share (the "Shares") of ValueVision Media, Inc., a Minnesota corporation (the "Company"), representing approximately 10.7% of the outstanding Shares of the Company. Of the 5,301,445 Shares beneficially held by Clinton, 450 Shares are held in record name. The aggregate number and percentage of Shares reported herein are based upon the 49,595,391 Shares outstanding as of September 4, 2013, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended August 3, 2013, filed with the Securities and Exchange Commission on September 6, 2013.

Pursuant to the authority set forth in Section 3.3 of Article 3 of the Company's By-laws, as amended and restated as of September 21, 2010 (the "By-laws"), and Section 302A.433 of the Minnesota Statutes, Clinton hereby demands that the Company call a special meeting of shareholders of the Company to be held on December 19, 2013 at the Company's principal executive office in the state of Minnesota (the "Special Meeting") for the purpose of considering and acting upon the following matters in the order set forth below:

(i) the repeal of any provision of the By-laws in effect at the time this proposal becomes effective that was not included in the By-laws publicly filed with the Securities and Exchange Commission on September 27, 2010;

(ii) the deletion of Section 4.12 of Article 4 of the By-laws in its entirety;

(iii) the amendment of Section 4.13 of Article 4 of the By-laws to allow shareholders to fill vacancies on the Board;

(iv) the removal, without cause, each of John D. Buck, Jill R. Botway, William F. Evans, Randy S. Ronning, and Keith R. Stewart, who are current members of the Company's existing Board, as well as any other individual(s) (other than the individual(s) to be elected pursuant to proposal (vi) below) that may be elected or appointed to the Board to fill any existing or newly created directorship or vacancy on the Board during the period beginning on the date prior to the Company's receipt of the Record Holder's notice of intent to present proposals and nominate persons for election as directors at the Special Meeting up to and through the date of the Special Meeting;

(v) the fixing of the number of directors constituting the Board at nine; and

(vi) the election of Thomas D. Beers, Dorrit M. Bern, Mark Bozek, Melissa B. Fisher, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel to fill any vacancies resulting from the removal of directors and change in the size of the Board as described in proposals (iv) and (v) above.

Attached hereto is a proxy (the "Cannell Proxy") executed by Cannell Capital LLC, Tristan Offshore Fund, Ltd., Tristan Partners, L.P., Cuttyhunk II Fund and Tonga Partners, L.P. (the "Cannell Parties"). Pursuant to the Cannell Proxy, the Cannell Parties appointed the Record Holder the duly authorized substitute with full power of substitution for a specified period of time to exercise any and all rights of the Cannell Parties for all of the Shares held by such Cannell Parties and listed on Appendix A thereto that are incidental to the matters set forth therein. Also attached is a proxy (the "Clinton Proxy") executed by Clinton Spotlight Master Fund, L.P., Clinton Magnolia Master Fund, Ltd., GEH Capital, Inc., Channel Commerce Partners, L.P. and Clinton Group, Inc. (the "Clinton Parties"). Pursuant to the Clinton Proxy, the Clinton Parties appointed the Record Holder the duly authorized substitute with full power of substitution for a specified period of time to exercise any and all rights of the Clinton Parties for all of the Shares held by such Clinton Parties that are incidental to the matters set forth therein.

By virtue of its ownership of Shares, the Cannell Proxy and Clinton Proxy, the Record Holder holds more than ten percent of the voting power of all Shares entitled to vote of the Company. Attached are (i) brokerage statements evidencing the Clinton Parties' and the Cannell Parties' ownership of more than 10% of the outstanding Shares in the aggregate and (ii) a Direct Registration Account Statement evidencing the Record Holder's ownership of 450 shares in record name.

Concurrently with this demand, and in accordance with Section 3.3 of Article 3 and Section 4.3 of Article 4 of the By-laws, the Record Holder is delivering to the Company its notice of intent to present proposals and nominate persons for election as directors at the Special Meeting.

Please direct any correspondence concerning this demand to the undersigned at the address set forth above and our counsel, David Rosewater, Esq. of Schulte Roth & Zabel, 919 Third Avenue, New York, New York 10022, telephone (212) 756-2208, email david.rosewater@srz.com. If the Company believes that this demand for any reason does not comply with requirements for a demand for a special meeting of shareholders or is defective in any respect, Clinton requests that you immediately notify Mr. Rosewater in writing, setting forth the facts that the Company contends to support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the undersigned will assume that the Company agrees that this demand complies in all respects with the requirements of the By-laws. Should any provision of this request be held invalid, the remainder of the request shall remain valid. The undersigned reserve the right to withdraw, modify, or amend this request at any time, and to seek legal recourse if the Company fails to timely call and hold the Special Meeting as required.

Very truly yours,
CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P.

By:	Clinton Relational Opportunity, LLC, its investment manager

By:	/s/ John Hall
John Hall, Authorized Signatory

cc: William J. McGrath, Chief Financial Officer

Teresa Dery, Corporate Secretary